  Exhibit 99.1

BIRCH COMMUNICATIONS HOLDINGS, INC.
ATLANTA, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIRST QUARTER ENDED
MARCH 31, 2018

BIRCH COMMUNICATIONS HOLDINGS, INC.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2018	December 31, 2017
Current assets:	(unaudited)	(audited)
Cash and cash equivalents	$5,177	$5,757
Accounts receivable, net of allowance for doubtful accounts of $4,241 and $4,569, respectively	29,929	34,921
Accounts receivable - stockholders/employees	919	920
Prepaid expenses	10,253	7,549
Inventory, net	1,052	1,179
Other assets	1,513	2,505
Total current assets	48,843	52,831
Long-term assets:
Property and equipment, net	81,173	85,675
Goodwill	93,356	93,356
Intangible assets, net	99,135	115,359
Other non-current assets	4,780	877
Total long-term assets	278,444	295,267
Total assets	$327,287	$348,098
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$53,364	$48,784
Accrued telecommunications costs	7,328	11,048
Deferred customer revenue	12,287	12,601
Other accrued liabilities	30,120	34,268
Current portion of capital leases	2,539	3,003
Current portion of long-term debt	30,000	30,000
Total current liabilities	135,638	139,704
Long-term liabilities:
Non-current portion of long-term debt	417,179	420,936
Non-current portion of long-term capital lease	3,343	3,823
Other non-current liabilities	10,389	12,847
Total non-current liabilities	430,911	437,606
Stockholders’ deficit:
Common stock, $0.01 par value; 10,000 shares authorized, 2,564 shares issued and outstanding	26	26
Additional paid-in capital	6,050	6,050
Accumulated deficit	(245,731)	(236,477)
Accumulated other comprehensive income (loss)	393	1,189
Total stockholders’ deficit	(239,262)	(229,212)
Total liabilities and stockholders’ deficit	$327,287	$348,098

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share amounts)
(unaudited)

	2018	2017
Revenue	$125,831	$141,834
Cost of revenue (exclusive of depreciation and amortization, shown below)	70,573	80,269
Gross Profit	$55,258	$61,565
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization, shown separately below)	31,752	40,300
Depreciation and amortization	16,237	19,206
Impairment losses on intangible assets	7,689	-
Foreign currency (gain) loss	270	(35)
Total operating expenses	55,948	59,471
Operating income (loss)	(690)	2,094
Other (expense) income:
Interest expense, net	(13,325)	(11,209)
Other income	39	74
Total other expense	(13,286)	(11,135)
Loss before income taxes	(13,976)	(9,041)
Income tax expense	997	(1,398)
Net loss	$(12,979)	$(10,439)
Other comprehensive income (loss):
Cumulative translation adjustment	(796)	(498)
Comprehensive income (loss)	$(13,775)	$(10,937)
Net loss per common share
Basic	$(5.06)	$(4.07)
Diluted	$(5.06)	$(4.07)
Weighted average common shares outstanding
Basic	2,564	2,564
Diluted	2,564	2,564

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Amounts in thousands)
(unaudited)

	Common Stock
	Shares	Par value	Additional paid-in capital	Accumulatedother comprehensive income	Accumulated deficit	Total
Balance as of December 31, 2017	2,564	$26	$6,050	$1,189	$(236,477)	$(229,212)
Adoption of ASU 2014-09 (see Note 1)			-	(796)	3,725	3,725
Cumulative translation adjustment					(12,979)	(796)
Net loss						(12,979)
Balance as of March 31, 2018	2,564	$26	$6,050	$393	$(245,731)	$(239,262)

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	For The Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net Loss	$(12,979)	$(10,439)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	16,237	19,206
Deferred financing amortization	1,166	941
OID Interest	486	394
Deferred taxes	(948)	-
Gain on disposal of fixed assets	(4)	(58)
Loss on impairment of intangible assets	7,689	-
Non-cash share-based compensation	-	15
Changes in operating assets and liabilities:
Accounts receivable	4,823	3,839
Inventory, net	115	360
Prepaid expenses and other current assets	5,642	(1,336)
Other assets	(3,908)	(73)
Accounts payable	4,850	8,327
Other liabilities	(9,065)	(717)
Net cash provided by operating activities	14,102	20,459
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,734)	(3,130)
Capitalization of customer installation costs and commissions	(6,193)	(7,791)
Proceeds from disposal of fixed assets	4	58
Net cash used in investing activities	(7,923)	(10,863)
Cash Flows from Financing Activities:
Proceeds from notes payable and long-term debt	-	5,000
Repayment of debt obligation	(5,750)	(5,625)
Payment of capital lease obligations	(940)	(1,134)
Net cash used in financing activities	(6,690)	(1,759)
Net increase (decrease) in cash and cash equivalents	(511)	7,837
Cash and cash equivalents at beginning of period	5,757	8,208
Foreign currency translation effect on cash	(69)	(54)
Cash and cash equivalents at end of period	$5,177	$15,991
Supplemental Disclosure of Cash Flow Information:
Interest paid	$15,428	$8,363
Income tax paid	$-	$6
Non-cash purchases of property and equipment	$-	$-

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business

Birch Communications Holdings, Inc., (Birch) (the Company) is the sole owner of Birch Communications, Inc. (formerly known as Access Integrated Networks, Inc., incorporated in 1996) which is comprised of the following wholly-owned consolidated subsidiaries: Birch Communications of Virginia, Inc., Birch Communications of Kentucky, LLC, Birch Telecom of Texas Ltd., LLP, Birch Telecom of Kansas, Inc., Birch Telecom of Missouri, Inc., Birch Telecom of Oklahoma, Inc., Birch Telecom of the South, Inc., Birch Telecom of the Great Lakes, Inc., Birch Telecom of the West, Inc., Birch Communications of the Northeast, Inc., Ionex Communications North, Inc., Ionex Communications South, Inc., Ionex Communications, Inc., Tempo Telecom, LLC, Primus Management, ULC, Primus of Puerto Rico, LLC, Cbeyond, Inc., Cbeyond Communications, LLC (Cbeyond), Birch Internet Services, Inc., Birch Equipment, Inc., Birch Management Corporation, Primus Holdings, Inc., Birch Texas Holdings, Inc., Birch Telecom, Inc., and Birch Telecom 1996, Inc. The Company is a competitive local exchange carrier (CLEC) providing services to primarily small- and medium-sized business customers and to a lesser extent, residential consumers in 50 states, and Washington D.C., focusing mainly in the southeastern and southwestern United States. The Company provides local, long distance, high speed internet, broadband data, Session Initiation Protocol (SIP) trunking, Private Branch Exchange (PBX) hosting, email, web hosting and other ancillary telephony, broadband information technology (IT) services and internet services. It does so by provisioning services over its own digital network called the Birch Digital Network (BDN) or by reselling the services of the incumbent local exchange carrier (ILEC), such as AT&T, Inc., Verizon and CenturyLink. Birch is subject to certain regulations and requirements of the Federal Communications Commission (FCC) and various state public service commissions and, where required, files tariffs, price lists and other terms and conditions relating to the use of their services.

In connection with offering local exchange services, the Company has entered into two types of agreements with most ILECs. The first is an Interconnection Agreement (ICA), which vary in length of term by state and region. The ICA allows the Company to purchase resale services as well as unbundled network elements (UNE) such as loops and transport, and the ability to collocate equipment at the ILEC’s central office (all necessary to build and operate the BDN). The second type of agreement is the Commercial Agreement (CA). The CA governs the terms, conditions and prices for the purchase of unbundled network element replacement services where UNEs are not available. These agreements allow the Company to enter new markets with minimal capital expenditures and to offer local exchange services by purchasing all unbundled network element platform (UNE-P) required for local service on a wholesale basis. The terms of the ICA, including pricing terms which are negotiated and agreed to by the Company and each ILEC, have been approved by state regulatory authorities in all states in which the ILEC operates, although they remain subject to review and modification by such authorities. The Company believes the ICAs and CAs provide a foundation for it to provide local service on a reasonable basis, but there can be no assurance on a prospective basis in this regard as important regulatory, legal and technology issues are ever changing.

Typically, the Company enters multi-year ICAs with the ILECs. Under these agreements, prices are either fixed for the life of the agreement or specific mechanisms for periodic adjustments in prices are outlined.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. All dollars in notes to the consolidated financial statements are rounded to the nearest thousands, except per share amounts.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting. In management’s opinion, all normal and recurring adjustments considered necessary for a fair presentation of the financial position, statements of operations and cash flows for the periods presented have been included. The results for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the consolidated financial statements.

Reclassifications

Certain reclassifications of prior period amounts have been made to conform to the current period presentation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Deferred Customer Revenue

Deferred customer revenue represents the liability for advance billings to customers for local phone service. Customers are billed in advance for fixed monthly charges.

Concentrations of Credit Risk

Cash and Cash Equivalents

Financial instruments that potentially subject the Company to credit risk include cash on deposit with financial institutions in excess of federally insured limits. At March 31, 2018, the Company had bank deposits of $3,816 in excess of the FDIC coverage of $250. In Canada, the Company had bank deposits of C$9,085 in excess of the CDIC coverage of C$100.

Accounts Receivable

The Company’s accounts receivable subject the Company to credit risk, since collateral is generally not required. The Company’s risk of loss is limited due to the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of risk. As of March 31, 2018, no customer represented more than 10 percent of the Company’s revenues.

Other

The Company faces certain factors, including the following: growth and expansion which may strain the Company’s resources; dependence on key personnel; dependence on third-party suppliers of equipment and communications services; dependence on relationships with incumbent local exchange carriers; competition from other competitive local exchange carriers and providers of communications services; and potential disruption of services due to system failures.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to five years). Maintenance and repairs are charged to expense as incurred. Gains or losses on the disposal of property and equipment are recognized in operations in the year of disposition. Amortization of capital lease items is included in depreciation expense. Depreciation expense for the three months ended March 31, 2018 and 2017 was $5,968 and $7,389, respectively.

Amortization

Subscriber Acquisition Costs

The Company amortizes subscriber acquisition costs over the estimated life of a customer (84 - 120 months). Amortization expense of subscriber acquisition costs was $2,537 and $5,487 for the three months ended March 31, 2018 and 2017, respectively.

IP-Network Transition Costs

The Company amortizes the one-time charges associated with transitioning a resale customer to its own IP-Network over a period of 36 months. Amortization expense of IP-network transition costs was $3,111 and $2,700 for the three months ended March 31, 2018 and 2017, respectively.

Installation Costs

The Company amortizes costs relative to the install of new customers over a period of 36 months.  Installation costs include order entry, provisioning, service coordination and physical installation of the services. Amortization expense of installation costs was $2,094 and $1,044 for the three months ended March 31, 2018 and 2017, respectively.

Commissions

Prior to the adoption of ASU 2014-09 (See Recently Adopted Accounting Standards), the Company amortized up-front sales commissions paid to third parties over the contractual service period (7 - 36 months). Amortization of these commissions was $2,161 for the three months ended March 31, 2017.

Tradenames

The Company amortizes tradenames and costs over the estimated life of 84 months. Amortization expense of tradenames costs was $2,527 and $425 for the three months ended March 31, 2018 and 2017, respectively.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with provisions of ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets. This guidance addresses financial accounting and reporting for the impairment and disposition of long-lived assets, including property and equipment and purchased intangible assets. The Company evaluates the recoverability of long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if it’s carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss, if any, based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell. If impairment is indicated, the carrying amount of the asset is written down to fair value.

Goodwill and Purchased Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting pursuant to ASC Topic 805, Business Combinations. Purchased intangible assets consist primarily of subscriber bases and customer relationships, acquired software and technology and other assets acquired in conjunction with the purchases of businesses and subscriber bases from other companies. Subscriber bases acquired directly are valued at cost plus assumed service liabilities, which approximates fair value at the time of purchase. When management determines material intangible assets are acquired in conjunction with the purchase of a company, the Company engages an independent third party to determine the allocation of the purchase price to the intangible assets acquired. Certain intangible assets determined to have definite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets subject to amortization are reviewed for impairment whenever events have occurred that would indicate an impairment could exist. If the Company determines that the carrying value is not recoverable, an impairment charge, reduction in the estimated remaining useful life or both may be recorded.

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Goodwill and Other Intangible Assets, which prohibit the amortization of certain intangible assets, deemed to have indefinite lives. Goodwill is not amortized and is tested for impairment on an annual basis, or more frequently if deemed necessary. As of March 31, 2018 and December 31, 2017, we had $93,356 of goodwill. The Company’s 2017 annual goodwill impairment analysis did not result in an impairment charge.

Income Taxes

The Company provides for the effect of income taxes on our financial position and results of operations in accordance with ASC 740, Income Taxes. The Company’s tax positions are evaluated for recognition using a jurisdiction statute-based threshold, and those tax positions requiring recognition are estimated conservatively prior to being realized upon ultimate settlement with a taxing authority that has knowledge of all relevant information. Liabilities for income tax matters include amounts for income taxes, penalties and interest thereon and may incorporate the result of the potential alternative interpretations of tax laws and the judgmental nature of the timing of recognition of taxable income.

Share-Based Compensation and Consulting

The Company has an equity compensation plan providing for the grant of equity awards. All transactions with nonemployees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter party’s performance is complete or the date on which it is probable that performance will occur.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expense was $1,022 and $1,320 for the three months ended March 31, 2018 and 2017, respectively.

Foreign Currency

The Company’s foreign subsidiary, Primus Management ULC (Primus Canada) uses the local currency of its country as its functional currency. Assets and liabilities are translated into U.S. dollars at exchange rates at the balance sheet dates. Revenues, costs and expenses are translated using the average exchange rates for the period. Gains and losses resulting from the translation of our consolidated balance sheets and statements of operations are recorded as a component of accumulated other comprehensive income. Gains and losses from foreign currency transactions are recognized as foreign exchange gain (loss) in the statement of operations.

Comprehensive Income (Loss)

Comprehensive income includes all changes in the Company’s equity during the period that results from transactions and other economic events other than transactions with its stockholders. For the Company, comprehensive income includes the gains or losses resulting from foreign currency translations.

Distributions to Owners

It is management’s policy to distribute amounts to the Company’s owners to cover their tax liability related to the earnings of the Company. “Permitted Tax Distributions,” as defined in the PNC Bank, National Association Credit Agreement (2014 Credit Facility), shall be based on good faith estimates by the Company of net taxable income for the relevant period (or portion thereof) and subsequent tax distributions shall be appropriately adjusted to the extent of any excess or deficit in payments in respect of prior relevant periods or portions thereof.

Sales, Use and Other Value Added Taxes

The Company’s revenue is recorded net of applicable sales, use and other value added taxes.

Recently adopted accounting standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. Effective January 1, 2018, the Company adopted ASU 2014-09 using the modified retrospective transition method applied to those contracts which were not complete as of January 1, 2018. Under the modified retrospective transition method, the Company recognized the cumulative effect of initial adoption as an adjustment to its opening accumulated deficit balance. Comparative information for prior periods has not been restated and continues to be reported under the accounting standards in effect for those periods.

Under the new revenue recognition guidance, the Company’s service revenues continue to be recognized when services are provided. The new requirement to defer incremental contract acquisition and fulfillment costs, including sales commissions and installation costs, and recognize such costs over the period where control of goods and services are transferred resulted in the recognition of additional deferred contract costs in the consolidated balance sheet at the date of adoption.

The following table presents the cumulative effect of the changes made to the consolidated balance sheet at December 31, 2017:

	December 31, 2017	ASU 2014-09 Adjustments	January 1, 2018
Assets
Prepaid expenses	$7,549	$2,203	$9,752
Intangible assets, net	115,359	(3,304)	112,055
Other non-current assets	877	4,826	5,703
Accumulated deficit	$(236,477)	$3,725	$(232,752)

The impact of adoption of ASU 2014-09 on the consolidated statement of operations and comprehensive income (loss) and consolidated balance sheets is as follows:

	For the Three Months Ended March 31, 2018
	Under ASC 605	Effect of Adoption of ASU 2014-09	As Reported
Revenue	$125,831	$-	$125,831
Cost of revenue	70,573	-	70,573
Selling, general and administrative expense	31,357	395	31,752
Depreciation and amortization	16,956	(719)	16,237
Net income (loss)	$(13,303)	$324	$(12,979)

	As of March 31, 2018
	Under ASC 605	Effect of Adoption of ASU 2014-09	As Reported
Assets
Prepaid expenses	$6,183	$4,070	$10,253
Intangible assets, net	103,075	(3,940)	99,135
Other non-current assets	$870	$3,910	$4,780

The new revenue recognition standard also requires additional disclosures related to performance obligations; contract asset and liability balances; deferred commissions and costs to fulfill; disaggregation of revenue and use of practical expedients in applying the new guidance. See Note 3. Revenues for these additional disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation: Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively to an award modified on or after the adoption date. The Company adopted the amendments in this ASU effective January 1, 2018. The adoption did not have a material impact on our consolidated financial statements.

Note 3. Revenues

As previously discussed in Note 2, the Company adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective transition method. The majority of the Company’s revenue is derived from providing access to the networks and facilities it operates.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and represents the unit of account in applying the new revenue recognition guidance. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s performance obligations are satisfied over time as services are rendered or at a point in time depending on when the customer obtains control of the promised goods or services. Revenue is recognized when obligations under the terms of a contract with the customer are satisfied; generally, this occurs when services are rendered.

End customer revenue includes local, long-distance and data and is comprised of monthly recurring charges, usage charges and initial nonrecurring charges. Monthly recurring charges include the fees paid by customers for service and additional features on those facilities. Monthly recurring charges are recognized over the period that the corresponding services are rendered to customers. Usage charges consist of per-use sensitive fees paid for calls made. Additionally, access charges are comprised of charges paid primarily by interexchange carriers for the origination and termination of interexchange toll and toll-free calls. Usage and access charges are recognized monthly as the services are provided. Initial nonrecurring charges consist primarily of installation charges and sales of communications products including customer premise equipment. In most circumstances, customers can benefit from the installation with other readily available resources and the installation is a separate performance obligation. The Company recognizes installation revenue when the installation is complete. Customers can also benefit from the equipment sold with other readily available resources and the revenue is recognized when the products are delivered to and accepted by customers.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Deferred Commissions

Direct incremental costs of obtaining a contract, consisting of sales commissions, are deferred and amortized over the estimated life of the customer. The Company classifies deferred commissions as current or noncurrent based on the timing of when it expects to recognize the expense. The portions of deferred contract costs included in prepaid expenses and other non-current assets in the consolidated balance sheet as of March 31, 2018 were $4,070 and $3,910, respectively. As of January 1, 2018, deferred contract costs included in prepaid and other non-current assets were $2,203 and $4,826, respectively. Amortization of deferred contract costs was $1,315 for the three months ended March 31, 2018.

Revenue by Category

The following table presents the Company’s revenue by product line for the three months ended March 31:

	2018	2017
Voice	$62,720	$70,127
Network	45,202	51,811
Cloud	7,544	9,237
IT Services	1,057	1,237
Other	9,308	9,422
Total Revenue	$125,831	$141,834

Note 4. Earnings per Share

Basic and diluted net income (loss) per share
Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants using the treasury stock method.

The following table summarizes the basic and diluted net income (loss) per share calculations:

	For the Three Months Ended March 31,
	2018	2017
Net income (loss)	$(12,979)	$(10,439)
Basic weighted average common shares outstanding	2,564	2,564
Effect of dilutive securities	-	-
Diluted weighted average common shares outstanding	2,564	2,564
Basic income (loss) per common share	$(5.06)	$(4.07)
Diluted income (loss) per common share	$(5.06)	$(4.07)

Note 5. Fair Value

Fair values of assets measured at March 31, 2018 are as follows:

		Fair Value Measurements at the End of the Reporting Period Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Nonrecurring fair value measurements

Intangible assets	$5,808	$-	$-	$5,808	$(7,689)

Prior to the adoption of ASU 2014-09, the Company conducted a review of the carrying value of commissions and certain installation costs due to higher than expected churn. An analysis of the Company’s customer survival rates was used as a basis for determining how much of the capitalized commissions related to active customers. The Company’s accounting and finance management, which report to the chief financial officer, reviewed and approved the assessment.

The following table includes fair value measurements using significant unobservable inputs (Level 3):

Intangible Assets

Opening Balance – December 31, 2017	$13,413

Impairment (1)	(7,605)

Closing Balance – March 31, 2018	$5,808

(1)
Impairment includes commissions and installation costs recorded in Canadian dollars and translated at the balance sheet date. The impairment recognized in net income for the three months ended March 31, 2018 of $7,689 is translated using the average rate for the period.

The following table describes the valuation techniques used to calculate fair values for assets in Level 3:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at March 31, 2018	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Intangible assets	$ 5,808	Discounted cash flow	Discount rate	4.5%

Note 6. Property and Equipment

Property and equipment consists of the following:

	Estimated Life Range (years)	March 31, 2018	December 31, 2017
Owned Assets:
Telecommunications Equipment	5 -7	$88,410	$88,031
Leasehold Improvements	Life of Lease	10,682	10,637
Office Equipment	3 - 5	1,846	1,857
Buildings and Building Improvements	30 - 40	1,540	1,540
Furniture and Fixtures	3 – 7	5,395	5,387
Computer Software	3 – 5	32,726	32,794
Land	N/A	470	470
Automobiles	2 - 5	47	56
Construction-In-Process	N/A	4,806	3,813

Total Owned Assets		145,923	144,585
Accumulated Depreciation		(88,233)	(83,275)
Total Owned Assets, Net		57,690	61,310

Total Assets Under Capital Lease		38,118	38,123
Accumulated Depreciation	Life of Lease	(14,635)	(13,758)
Total Assets Under Capital Lease, Net		23,483	24,365

Property and Equipment, Net		$81,173	$85,675

Note 7. Leases

The Company has entered into various operating and capital leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under operating leases and maturities of capital lease obligations as of March 31, 2018 are as follows:

	Operating Lease	Capital Lease

2018	$5,115	$2,174
2019	5,490	1,690
2020	2,826	723
2021	1,147	443
2022	667	245
Thereafter	396	1,432

	$15,641	$6,707

Amounts Representing Interest		(825)

Present Value of Minimum Lease Payments		5,882

Current Portion		(2,539)

Obligations Under Capital Lease-Net of Current Portion		$3,343

The Company had a strategic alignment starting in April 2017 that included exiting certain facilities. (See Note 16. Restructuring Event for additional disclosures). Some of these exited facilities are now under noncancelable subleases and the future minimum rentals to be received by the Company is $2,327 as of March 31, 2018.

Rental expense charged to operations was $748 and $1,588 for the three months ended March 31, 2018 and 2017, respectively.

Property and equipment acquired through capital leases are recorded at the present value of the future payments due under the lease agreements, discounted at rates varying from 2.00 to 8.23 percent.

Assets and accumulated amortization under capitalized leases consists of the following:

		March 31, 2018	December 31, 2017
Assets Under Capital Lease
Telecommunications and Office Equipment	Life of Lease	$10,845	$10,850
IRU (1)	20 Years	25,326	25,326
Computer Software	5 Years	1,947	1,947

Total Assets Under Capital Lease		38,118	38,123

Accumulated Depreciation		(14,635)	(13,758)
Total Assets Under Capital Lease, Net		$23,483	$24,365

(1) Purchase of network capacity under long-term contracts for the indefeasible right to use (IRU) fiber network infrastructure owned by others.

Note 8. Intangible Assets

Intangible assets and accumulated amortization is as follows:

	March 31, 2018	December 31, 2017

Subscriber Acquisition Costs	$106,635	$107,351
Network Transition Costs	59,165	50,939
Tradenames and Trademarks	10,246	13,146
Noncompete Agreement	-	3,000
Installation Costs	29,971	25,658
Commissions	-	44,609

Total Intangible Assets	206,017	244,703
Accumulated Amortization	(106,882)	(129,344)

Intangible Assets, Net	$99,135	$115,359

Due to the acquisition of Birch’s cloud and business services units, (see Note 18. Subsequent Events) a review of certain intangible assets was conducted. This review resulted in changes in the remaining useful lives of the Company’s tradenames and trademarks due to the plan to discontinue their use that was concluded to as part of the finality of the acquisition. An additional $2,628 of amortization expense was recognized during the three months ended March 31, 2018. The remaining tradenames and trademarks will be amortized through December 31, 2018, resulting in an additional $2,990 of amortization expense to be recognized. For fully amortized tradenames and trademarks no longer being utilized by the Company, the full asset value and associated accumulated amortization have been written off as of March 31, 2018. Additionally, fully amortized noncompete agreements no longer benefiting the Company were also written off as of March 31, 2018.

The Company also conducted a review of the carrying value of commissions due to higher than expected churn. The Company recognized an impairment of $7,689 that has been recognized in net income (loss) for the period. Upon the adoption of ASU 2014-09, the remaining value of commissions are now accounted for as a prepaid expense in the consolidated balance sheet. (See Note 3. Revenues).

Amortization expense was $10,269 and $11,817 for the three months ended March 31, 2018, and 2017, respectively. The total residual value of certain intangible assets acquired through customer and company acquisitions are $4,540 as of March 31, 2018.

Estimated future amortization expense for intangible assets owned as of March 31, 2018 is as follows:

Year	Amount

2018	$25,016
2019	21,345
2020	14,743
2021	9,671
2022	9,527
Thereafter	14,293
Total	$94,595

Note 9. Accrued Liabilities

The Company’s other accrued liabilities consists of the following as of:

	March 31, 2018	December 31, 2017
Accrued other compensation and benefits	$3,473	$2,462
Accrued bonus	9,442	10,942
Accrued interest	8,591	8,326
Accrued facility restructuring liability	2,361	3,131
Accrued legal settlements	12,360	13,360
Accrued professional fees	1,629	1,389
Deferred tax liability	1,986	2,934
Other accrued expenses	667	4,571

Current and non-current other accrued liabilities	40,509	47,115

Non-current portion of deferred taxes	(1,986)	(2,934)
Non-current portion of accrued legal settlements	(7,520)	(8,520)
Non-current other	(883)	(1,393)
	(10,389)	(12,847)

Current portion of other accrued liabilities	$30,120	$34,268

Note 10. Long-Term Debt

The Company’s long-term debt consists of the following as of:

	March 31, 2018	December 31, 2017
Term Loan Payable	$395,858	$401,608
Revolver Loan Payable	45,000	45,000
Promissory Notes (1)	7,116	6,774
Notes Payable (1)	500	500
Stock Repurchase Agreement (2)	13,700	13,700
Deferred Financing, Net	(10,518)	(11,683)
Debt Origination Discounts (3)	(4,477)	(4,963)

	447,179	450,936
Current Maturities	(30,000)	(30,000)

Total Long-Term Debt	$417,179	420,936

1.
See Note 15. Related Party Transactions for discussion of the subordinated promissory notes and note payable.
2.
As it is the intent for the repurchased shares to be retired, the Company has elected to account for the shares repurchased under the constructive retirement method. For shares repurchased in excess of par, the Company allocated the excess value to accumulated deficit.
3.
Interest expense as a result of the amortization of debt origination discounts was $486 and $394 for the three months ended March 31, 2018 and 2017, respectively.

On July 18, 2014, the Company refinanced its existing debt under a Term Loan Payable (2014 Credit Facility) arrangement totaling $450,000 with PNC Bank, N.A., as Administrative Agent. The arrangement also includes $50,000 made available under the Revolver Loan Payable. The Company capitalized the costs associated with issuing the debt of $13,770. The debt was issued at a discount of $9,450. The deferred financing and discount are recognized as interest expense throughout the term of the loan.

On October 28, 2016, the Company amended the 2014 Credit Facility. The Company capitalized the costs associated with the amendment of $4,289. The amended 2014 Credit Facility is due in quarterly installments of $2,800 through December 31 2016, then $5,625 per quarter until June 30, 2020. The amended 2014 Credit Facility matures with the remainder due on July 18th 2020. The interest on the amended 2014 Credit Facility is Libor plus 7.25% for the term loan and Libor plus 6.75% for the revolver loan payable.

Under the revolver loan payable the Company is required to pay a commitment fee for unused commitments at a per annum rate of 0.50%. As of March 31, 2018 and December 31, 2017, $4,791 of the $50,000 Revolver Loan Payable was available due to reductions of $209 for outstanding letters of credit that collateralize certain of our obligations to third party vendors.

On May 1, 2016, the Company entered into an installment purchase agreement to repurchase 147,000 shares of common stock from a former employee, valued at $13,700. The installments due are as follows: $1,000 on December 31, 2016, $1,500 on May 1, 2017, $1,000 on December 31, 2017, $3,000 on May 1, 2018, and $7,200 on May 1, 2019. Per the agreement, should the payment of any installment conflict with a covenant in any material credit agreement of the Company, the installment will be delayed. The sum delayed will accrete at a rate of 4% per year. As of March 31, 2018, no payments have been made due to a material impact to the amended 2014 Credit Facility, resulting in $118 of interest.

On April 12, 2017, the Company entered into a second amendment to the 2014 Credit Facility. The Company was able to secure an additional $10,000 to the term loan from its primary lender Halcion. Additionally, there was a $5,000 commitment from Company ownership if the Company dropped below $10,000 in liquidity. The second amended 2014 Credit Facility is due in quarterly installments of $125 per quarter until June 30, 2020. The additional term loan matures with the remainder due on July 18, 2020. The Company capitalized the costs associated with the amendment of $4,675.

The aggregate scheduled maturities of long-term debt as of March 31, 2018 is as follows:

Year	Amount

2018	$24,250
2019	30,200
2020	407,724
2021	-
2022	-
Thereafter	-
Total	$462,174

The credit agreement is secured by all assets of the Company and its subsidiary.

Note 11. Commitments and Contingencies

Sales Agents’ Agreements

The Company’s marketing strategies focus on providing local services through a combination of its agent channel and its direct and internal sales channel.

The remaining agents may or may not bring an existing base of accounts and perform a traditional agent role. They will not be the end users’ points of contact; all contact for additions/changes and service/maintenance will be handled directly by the Company.

The total commissions paid through the Company’s agents and internal sales channels for the three months ended March 31, 2018 and 2017 was $3,551 and $3,929, respectively. These commissions are classified as selling, general and administrative expenses and solely represent commissions paid in respect to agreements with third party sales agents. These commissions paid capture fees to the agent related to selling and account retention activity.

Contingent Receivables

The Company has filed for refunds from the Universal Service Administrative Company (USAC) and has recorded a receivable of $3,616 in the consolidated balance sheets for the periods ending March 31, 2018 and December 31, 2017. The refunds are from adjustments made to FCC Form 499-A. The actual amount received will be dependent on the outcome of the USAC audit of the Company’s filings.

Legal Proceedings

We are involved in legal proceedings arising in the ordinary course of business.

On October 7, 2015, Abante Rooter and Plumbing, Inc. (Abante) filed a lawsuit against Birch Communications, Inc. in the United States Georgia Northern District of Atlanta. Abante claimed violations of the Telephone Consumer Protection Act (TCPA) by Birch Communications, Inc. and/or certain of its affiliates as a result of alleged unauthorized contact by third party telemarketing services engaged by Birch to individuals’ cellular telephones. On or about July 6, 2016, Abante made a first settlement demand in the Action for $26 million. Mediation was conducted and was unsuccessful. Abante filed for certification as a class action. Birch filed a Motion attacking the Abante’s expert witness, classification of TCPA violation and class description and Birch filed a Motion for Summary Judgment. In May 2017, the Company reached a tentative agreement with Abante, subject to approval by the Court, to settle the case for $12,000 payable in equal quarterly payments over three years. Preliminary approval to the agreement was granted by Preliminary Approval Order entered June 8, 2017. Following notice to class members, briefing, and a fairness hearing held on October 31, 2017, the Final Settlement Order was entered on December 14, 2017. The $12,000 settlement was accrued as of December 31, 2016. As of March 31, 2018, $9,000 is accrued and unpaid.

In 2015, the Federal Communications Commissions (FCC) launched an investigation of the Company after reviewing customer complaints. On December 29, 2016, the Company reached a settlement with the FCC to pay a $4,200 fine and $1,900 in consumer refunds. As of March 31, 2018, all customer credits have been issued and $3,150 is accrued and unpaid.

On May 14, 2018 the Company received a letter from Zayo Group claiming Birch owes Zayo $57,173 pursuant to a certain Indefeasible Right of Use and Master Service Agreement dated September 4, 2007. The Company is evaluating this claim and has made no determination as probable outcome or estimate of liability.

Accruals for litigation loss contingencies are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Note 12. Benefit Plans

The Company’s 401(k) plan covers all employees who have attained 18 years of age and completed 90 days of service. Participants may contribute up to the maximum determined by the federal government each year. The Company’s match is discretionary. The Company has elected not to partially match employee contributions in 2017 and 2018.

Employees in Canada are covered under a Registered Retirement Savings Plan. Eligible employees may make contributions up to their personal eligible contribution limit under the Canadian Income Tax Act. There is no employer contribution component.

Note 13. Income Taxes

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation effective January 1, 2006. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the consolidated financial statements. However, the Company operates in a few states that do not recognize S corporation status. The Company recognizes state tax provisions as amounts are paid to the tax jurisdictions.

Cbeyond has deferred tax assets, which have been fully reserved due to the uncertainty of their use. As of March 31, 2018, Cbeyond has federal net operating loss carryforwards of approximately $142,957 and state net operating loss carryforwards of $779, which begin expiring in 2021. The Company anticipates its net operating losses will expire before any income tax is generated from timing differences related to its goodwill. As a result, Cbeyond has a net deferred tax liability of $1,986 and $2,934 as of March 31, 2018 and December 31, 2017, respectively. Primus Holdings Inc. and Primus Management ULC are taxable as corporations in Canada. Primus has net deferred tax assets of $256 as of March 31, 2018 and December 31, 2017. The deferred assets are primarily attributable to different cost recovery methods for fixed assets and customer lists.

The following table provides information regarding our deferred tax assets and liabilities as of:

	March 31, 2018	December 31, 2017
Deferred tax assets:
Net operating loss (federal and state)	$30,527	$35,294
Deferred rent	959	959
Share-based compensation expense	2,659	2,659
Voice regulated revenue transfer to Birch	12,600	12,600
Other	701	297
Gross deferred tax assets	47,446	51,809
Deferred tax liabilities:
Allowance for doubtful accounts	(931)	(766)
Depreciation	(4,316)	(4,566)
Intangible assets	(7,376)	(7,376)
Goodwill	(1,986)	(2,934)
Gross deferred tax liabilities	(14,609)	(15,642)
Net deferred tax assets	32,837	36,167
Valuation allowance	(30,851)	(33,233)
Net deferred tax liabilities	1,986	2,934
Less non-current net deferred tax liabilities	1,986	2,934
Current net deferred tax liabilities	$-	$-

Primus net deferred tax assets	$256	$256

On December 22, 2017, the Tax Cuts and Jobs Act tax reform legislation was signed into law. The legislation makes significant changes in the U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. As a result of the enacted law, Cbeyond was required to revalue its net deferred tax asset at the rate in effect during their scheduled reversal. This revaluation resulted in deferred tax expense which was immediately offset by a reduction in the valuation allowance.

The 2016, 2015 and 2014 Consolidated Birch and Cbeyond returns have been filed and are subject to examination by the Internal Revenue Service for three years from filing. The 2016 Primus returns have not been filed and are in process, however, estimated tax payments have been made and anticipated interest and penalties of $316 have been accrued. The Company has accrued $2,535 for Primus’ 2017 income tax liability, and an additional $172 related to anticipated penalties and interest.

Income tax expense for the three months ended March 31, 2018 and 2017 was $997 and $1,398, respectively.

For financial reporting purposes, income before income taxes includes the following components:

	For the Three Months Ended March 31,
	2018	2017
United States	$(11,802)	$(12,595)
Foreign	(2,174)	3,554
Total	$(13,976)	$(9,041)

Note 14. Stock Incentive Plan

The Company sponsors a stock incentive plan (the Plan) that provides for the granting of stock options to senior and general management, to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and counsel to acquire shares of the Company’s common stock at the fair value at the date of grant. Options are generally granted at a price (established by the board of directors based on third-party valuation analysis) equal to the most recent valuation analysis price as of the option grant date. The number of shares and the exercise schedules are determined at the sole discretion of the Company. The Company, at March 31, 2018, had no shares outstanding or exercisable under the stock option plan.

A summary status of the options is presented as follow:

	March 31, 2018		December 31, 2017
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, Beginning	-	$-	37,000	$22.58
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	(37,000)	22.58
Cancelled	-		-
Outstanding, Ending	-	$-	-	$-

Options Exercisable	-	$-	-	$-

The Company recorded share-based compensation expense of $15 for the three months ended March 31, 2017. No expense was recognized in the three months ended March 31, 2018.

Note 15. Related Party Transactions

BirCan Holdings, LLC Transaction

On October 28, 2016, the owners of BCHI transferred their membership interests of BirCan Holdings, LLC, in exchange for subordinated notes to the shareholders of $6,000. The interest on the subordinated notes is 12% of the unpaid balance. As of March 31, 2018 and December 31, 2017, respectively, the Company has accrued $1,116 and $774 of interest as additional debt per the terms of the agreement. The Company also incurred a $500 note payable in the exchange. Real property valued at $3,901 and personal property valued at $2,630 were transferred to the Company.

Note 16. Restructuring Event

The Company had a strategic alignment starting in April 2017 that included a reduction in headcount, facility costs and other operating costs. As of March 31, 2018, restructuring costs totaled $8,870.

The following table summarizes changes to the accrued liability associated with the restructuring as of December 31, 2017 and March 31, 2018:

	Employee Costs (1)	Facility Exit Costs (2)	Other Costs	Total
Expenses	$2,184	$5,032	$286	$7,502
Payments	(2,077)	(1,901)	(262)	(4,240)
Accrued Liability as of December 31, 2017	$107	$3,131	$24	$3,262

Expenses	996	329	43	1,368
Payments	(847)	(1,099)	(67)	(2,013)
Accrued Liability as of March 31, 2018	$256	$2,361	$-	$2,617

(1)
The remaining employee-related liability will be paid within 12 months and approximates fair value due to the short discount period.
(2)
These charges represent the present value of expected lease payments and direct costs to obtain a sublease, reduced by estimated sublease rental income. The timing and amount of estimated cash flows will continue to be evaluated each reporting period.

Note 17. Tempo Transaction

Tempo provides prepaid and lifeline voice and data services through prepaid calling cards, lifeline wireless plans and home phone service. On March 1, 2018, Birch entered into a non-binding agreement to negotiate and sell the Company’s Tempo Telecom LLC (Tempo) wireless subscribers with a transaction close date no later than March 30, 2018. The transaction did not close before March 30, 2018 and no further agreements were reached. Instead, Tempo was transferred in a distribution to the owners as a part of the larger transaction to sell Birch to Fusion Telecommunications International, Inc. (n/k/a Fusion Connect, Inc.) (Fusion) which closed on May 4, 2018. (See Note 18. Subsequent Events).

Note 18. Subsequent Event

On May 4, 2018 (the “Closing Date”), Fusion completed the various transactions contemplated by the Agreement and Plan of Merger, dated August 26, 2017, as amended (the “Birch Merger Agreement”), by and among Fusion, Fusion BCHI Acquisition LLC, a wholly-owned subsidiary of Fusion (“BCHI Merger Sub”), and Birch Communications Holdings, Inc. (“Birch”). As contemplated by the Birch Merger Agreement, on the Closing Date Birch merged with and into BCHI Merger Sub (the “Birch Merger”), with BCHI Merger Sub surviving the Birch Merger as a wholly-owned subsidiary of Fusion.

On the Closing Date, all of the outstanding shares of common stock, par value $0.01 per share, of Birch (other than treasury shares or shares owned of record by any Birch subsidiary) were cancelled and converted into the right to receive, approximately 50,000,000 shares (the “Merger Shares”) of Fusion Common Stock. Pursuant to subscription agreements executed by each of the shareholders of Birch, the Merger Shares were issued in the name of, and are now held by, BCHI Holdings, LLC (the Surviving Company).

The outstanding principal and accrued interest on BCHI’s term and revolver loans totaling $443,798 were paid upon closing the transaction. The Surviving Company refinanced this debt under a new credit facility dated May 4, 2018. Additionally, $3,000 of the promissory notes, $1,000 of the stock appreciation bonus and $500 for notes payable were also paid at closing. New amended and restated promissory notes were issued by the Surviving Company for the remaining outstanding balance and accrued and unpaid interest to the shareholders of $3,726. Under the new agreements, the interest on the subordinated notes remains at 12% of the unpaid balance. The installments due are as follows: $1,092 on September 30, 2018, $1,092 on December 31, 2018 and the entire remaining outstanding principal balance with all accrued but unpaid interest on March 31, 2019.

As of the transaction date, Birch’s residential services units and prepaid and lifeline voice and data services units will be distributed to the pre-acquisition Birch shareholders and operate as a separate business entity. In accordance with ASC 205-20 Discontinued Operations, this component Birch will be accounted for as an entity to be disposed of other than by sale